Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS FIRST QUARTER 2012 RESULTS

Strong operational performance, cost cutting contribute to improved profit

PERRYSBURG, Ohio (April 25, 2012) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the first quarter ending March 31, 2012.

First Quarter Highlights

•      Earnings: O-I reported first quarter 2012 earnings from continuing operations attributable to the Company of $0.73 per share (diluted), compared to $0.50 per share (diluted) in the same period of the prior year. Adjusted net earnings (non-GAAP) were $0.73 per share, compared to $0.53 per share in the first quarter of 2011.

•      Sales and Price:  Net revenue increased from the prior year due to the successful negotiation of higher pricing to offset high cost inflation.

•      Strong Operating Performance: Good manufacturing performance and cost-cutting initiatives improved first quarter segment operating profit over the prior year. Also, first quarter 2012 performance exceeded the prior year’s first quarter due to the non-recurrence of cost penalties associated with flooding in Australia last year.

First quarter net sales were $1.739 billion in 2012, up from $1.719 billion in the prior year first quarter, primarily due to higher pricing that exceeded unfavorable foreign currency translation.

Net earnings from continuing operations attributable to the Company in the first quarter of 2012 were $122 million, or $0.73 per share (diluted), compared with net earnings from continuing operations in the prior year of $83 million, or $0.50 per share (diluted). As there were no items management considers not representative of ongoing operations in the first quarter of 2012, adjusted net earnings also were $122 million, or $0.73 per share (diluted). These results compared with first quarter 2011 adjusted net earnings of $89 million, or $0.53 per share (diluted). A description of items in 2011 that management considers not representative of ongoing operations are listed in Note 1.

Commenting on the Company’s first quarter, Chairman and Chief Executive Officer Al Stroucken said,
“We are encouraged by our start in 2012. To better serve the seasonally stronger second quarter, especially in Europe and North America, we increased production and inventory levels in the first quarter. We also saw generally good results from our pricing strategy and cost-cutting initiatives in all regions.”

Operational Highlights

O-I reported first quarter 2012 segment operating profit of $260 million, up from $208 million in the first quarter of 2011.  Shipments (in tonnes) were flat to slightly up in Europe, North America and South America for the quarter. Despite this, global shipments were down nearly two percent from the prior year first quarter due to lower shipment levels in Asia Pacific. This was largely driven by lower sales in China as a result of several furnace rebuilds and the residual impact from the prior closure of the Company’s Guangzhou facility. Excluding the impact of China, global sales volumes would have been flat with the prior year first quarter. The Company benefited by $13 million in the quarter from higher sales prices that offset inflation.

First quarter earnings benefited $22 million due to strong manufacturing performance that resulted in high fixed cost absorption, as well as cost control initiatives. In addition, first quarter 2012 results were improved from the prior year due to the non-recurrence of $9 million of costs related to flooding in Australia last year. Further, segment operating expenses were $13 million lower from the prior year as a result of global cost reductions and the timing of SAP-related project costs.

Corporate costs were $17 million higher in the first quarter of 2012 primarily due to lower machine and equipment sales than in the prior year, as well as higher incentive compensation costs.

Financial highlights

The Company reported total debt of $4.130 billion and cash of $299 million at March 31, 2012. Net debt was $3.831 billion, an increase of $198 million from year end 2011 and $102 million lower than the first quarter of 2011. The increase in net debt from year end 2011 was primarily due to a $167 million use of free cash flow to support seasonally higher working capital levels, as well as $41 million of foreign currency translation. O-I’s leverage ratio was 3.0 times net debt to EBITDA at the end of the first quarter, consistent with the prior year first quarter. Available liquidity under the Company’s global revolving credit facility was $749 million as of March 31, 2012.

As a result of redemptions of higher cost debt in mid-2011, net interest expense was $12 million lower in the first quarter of 2012 than the same period in the prior year.

Asbestos-related cash payments during the first quarter of 2012 were $30 million, compared to $33 million in the first quarter of 2011.

Business outlook

Commenting on the Company’s business outlook, Stroucken said, “In the second quarter, we expect that the benefits from our pricing strategy and operational efficiencies will continue to drive improved year-over-year financial performance, especially in our North American region. However, we do not yet have clarity regarding demand trends in the second half, especially in Europe, and we will remain flexible to match our capacity to meet our customers’ needs. As a result, our financial outlook for the second half of 2012 is tracking in line with the second half of 2011, which includes the improvements achieved late last year.”

Note 1:

The table below describes the items that management considers not representative of ongoing operations.

	Three months ended March 31
	2012		2011
$ Millions, except per-share amounts	Earnings	EPS	Earnings	EPS
Earnings from Continuing Operations Attributable to the Company	$122	$0.73	$83	$0.50
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charges for restructuring			6	0.03
Adjusted Net Earnings	$122	$0.73	$89	$0.53

Company profile

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. With revenues of $7.4 billion in 2011, the

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Company is headquartered in Perrysburg, Ohio, USA, and employs more than 24,000 people at 81 plants in 21 countries. O-I delivers safe, effective and sustainable glass packaging solutions to a growing global marketplace. For more information, visit www.o-i.com.

Regulation G

The information presented above regarding adjusted net earnings relates to net earnings attributable to the Company exclusive of items management considers not representative of ongoing operations and does not conform to U.S. generally accepted accounting principles (GAAP). It should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations. Management uses this non-GAAP information principally for internal reporting, forecasting, budgeting and calculating bonus payments. Further, the information presented above regarding free cash flow does not conform to GAAP. Management defines free cash flow as cash provided by continuing operating activities less capital spending (both as determined in accordance with GAAP) and has included this non-GAAP information to assist in understanding the comparability of cash flows. Management defines underlying free cash flow as cash provided by continuing operating activities less capital spending from continuing operations (both as determined in accordance with GAAP), plus the addback of capital spending in China for replacement capacity lost due to the closure and potential sale of certain Chinese facilities. Management expects that the proceeds from the sale of these certain facilities should offset most or all of the replacement capacity capital spending in China and has included this non-GAAP information to assist in understanding the comparability of cash flows. Management uses this non-GAAP information principally for internal reporting, forecasting and budgeting. Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

The Company routinely posts important information on its website — www.o-i.com/investors.

Forward looking statements

This news release contains “forward looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, specifically the Euro, Brazilian real and Australian dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to the economic conditions in Europe and Australia, the expropriation of the Company’s operations in Venezuela, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuations in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, including natural gas prices, (8) transportation costs, (9) the ability of the Company to raise selling prices commensurate with energy and other cost increases, (10) consolidation among competitors and customers, (11) the ability of the Company to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, (14) the Company’s ability to further develop its sales, marketing and product development capabilities, (15) the Company’s ability to resolve its production and supply chain issues in North America, (16) the Company’s success in implementing necessary restructuring plans and the impact of such restructuring plans on the carrying value of recorded goodwill, (17) the Company’s ability to successfully navigate the structural changes in Australia, (18) the proceeds from the land sales in

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China do not occur in the time schedule or amount that the Company expects, and (19) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations, floods and other natural disasters, and events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward looking statements contained in this news release.

Conference call scheduled for April 26, 2012
O-I CEO Al Stroucken and CFO Ed White will conduct a conference call to discuss the Company’s latest results on Thursday, April 26, 2012, at 8:30 a.m., Eastern Time. A live webcast of the conference call, including presentation materials, will be available on the O-I website, www.o-i.com/investors, in the Presentations & Webcast section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 8:20 a.m., Eastern Time, on April 26. Ask for the O-I conference call. A replay of the call will be available on the O-I website, www.o-i.com/investors, for 90 days following the call.

Contacts:               O-I, Erin Crandall, 567-336-2355 — Investor Relations

O-I, Stephanie Johnston, 567-336-7199 — Corporate Communications

Copies of O-I news releases are available on the O-I website at www.o-i.com.

O-I’s second quarter 2012 earnings conference call is currently scheduled for Thursday, July 26, 2012, at 8:30 a.m., Eastern Time.

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OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended March 31,
	2012	2011 (a)

Net sales	$1,739	$1,719
Manufacturing, shipping and delivery expense	(1,361)	(1,376)

Gross profit	378	343

Selling and administrative expense	(140)	(142)
Research, development and engineering expense	(15)	(16)
Interest expense	(64)	(76)
Interest income	3	3
Equity earnings	13	14
Royalties and net technical assistance	4	5
Other income	2	2
Other expense (b)	(11)	(18)

Earnings from continuing operations before income taxes	170	115

Provision for income taxes	(44)	(28)

Earnings from continuing operations	126	87

Loss from discontinued operations	(1)	(1)

Net earnings	125	86

Net earnings attributable to noncontrolling interests	(4)	(4)

Net earnings attributable to the Company	$121	$82

Amounts attributable to the Company:
Earnings from continuing operations	$122	$83
Loss from discontinued operations	(1)	(1)
Net earnings	$121	$82

Basic earnings per share:
Earnings from continuing operations	$0.74	$0.50
Loss from discontinued operations	(0.01)
Net earnings	$0.73	$0.50

Weighted average shares outstanding (000s)	164,241	163,355

Diluted earnings per share:
Earnings from continuing operations	$0.73	$0.50
Loss from discontinued operations	(0.01)
Net earnings	$0.72	$0.50

Diluted average shares (000s)	166,206	166,114

(a)         Amounts for the three months ended March 31, 2011 reflect the retrospective application of the change in inventory method.  The effect of this change is an increase in net earnings of $10 million, or $0.06 per diluted share.

(b)         Amount for the three months ended March 31, 2011, includes charges of $8 million ($6 million after tax amount attributable to the Company) for restructuring and asset impairment.  The effect of this charge is a reduction in earnings per share of $0.03.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	Mar. 31, 2012	Dec. 31, 2011 (a)	Mar. 31, 2011 (a)
Assets
Current assets:
Cash and cash equivalents	$299	$400	$430
Receivables, less allowances for losses and discounts	1,199	1,158	1,223
Inventories	1,237	1,061	1,103
Prepaid expenses	130	124	78

Total current assets	2,865	2,743	2,834

Investments and other assets:
Equity investments	316	315	301
Repair parts inventories	153	155	154
Pension assets	121	116	59
Deposits, receivables and other assets	695	687	634
Goodwill	2,127	2,082	2,900

Total other assets	3,412	3,355	4,048

Property, plant and equipment, at cost	7,049	6,899	7,213
Less accumulated depreciation	4,165	4,022	4,070

Net property, plant and equipment	2,884	2,877	3,143

Total assets	$9,161	$8,975	$10,025

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$406	$406	$372
Current portion of asbestos-related liabilities	165	165	170
Accounts payable	943	1,038	889
Other liabilities	602	636	646

Total current liabilities	2,116	2,245	2,077

Long-term debt	3,724	3,627	3,991
Deferred taxes	214	212	215
Pension benefits	856	871	576
Nonpension postretirement benefits	270	269	260
Other liabilities	410	404	403
Asbestos-related liabilities	276	306	273
Share owners’ equity:
The Company’s share owners’ equity:
Common stock	2	2	2
Capital in excess of par value	2,996	2,991	3,041
Treasury stock, at cost	(404)	(405)	(411)
Retained earnings (loss)	(258)	(379)	203
Accumulated other comprehensive loss	(1,205)	(1,321)	(806)

Total share owners’ equity of the Company	1,131	888	2,029
Noncontrolling interests	164	153	201

Total share owners’ equity	1,295	1,041	2,230

Total liabilities and share owners’ equity	$9,161	$8,975	$10,025

(a)         Amounts for December 31, 2011 and March 31, 2011 reflect the retrospective application of the change in inventory method. The effect of this change is an increase to Inventories and Retained earnings of $49 million for both periods.

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended March 31,
	2012	2011
Cash flows from operating activities:
Net earnings	$125	$86
Loss from discontinued operations	1	1
Non-cash charges:
Depreciation	97	101
Amortization of intangibles and other deferred items	8	5
Amortization of finance fees and debt discount	8	8
Pension expense	22	23
Restructuring and asset impairment		8
Other	10	11
Pension contributions	(17)	(12)
Asbestos-related payments	(30)	(33)
Cash paid for restructuring activities	(30)	(4)
Other changes in non-current assets and liabilities	(13)	(30)
Change in components of working capital	(275)	(249)
Cash utilized in continuing operating activities	(94)	(85)
Cash utilized in discontinued operating activities	(1)
Total cash utilized in operating activities	(95)	(85)
Cash flows from investing activities:
Additions to property, plant and equipment	(73)	(73)
Acquisitions, net of cash acquired	(5)	6
Net cash proceeds related to sale of assets and other	11
Cash utilized in investing activities	(67)	(67)
Cash flows from financing activities:
Additions to long-term debt	119	5
Repayments of long-term debt	(62)	(10)
Decrease in short-term loans	(20)	(32)
Net receipts (payments) for hedging activity	8	(12)
Dividends paid to noncontrolling interests		(18)
Issuance of common stock and other		2
Cash provided by (utilized in) financing activities	45	(65)
Effect of exchange rate fluctuations on cash	16	7
Decrease in cash	(101)	(210)
Cash at beginning of period	400	640
Cash at end of period	$299	$430

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

	Three months ended March 31,
	2012	2011 (a)
Net sales:

Europe	$705	$698
North America	482	463
South America	277	269
Asia Pacific	257	262

Reportable segment totals	1,721	1,692

Other	18	27

Net sales	$1,739	$1,719

Segment Operating Profit (b):

Europe	$108	$76
North America	78	63
South America	38	45
Asia Pacific	36	24

Reportable segment totals	260	208

Items excluded from Segment Operating Profit:
Retained corporate costs and other	(29)	(12)
Restructuring and asset impairment		(8)

Interest income	3	3
Interest expense	(64)	(76)
Earnings from continuing operations before income taxes	$170	$115

(a)         Amounts for the three months ended March 31, 2011 reflect the retrospective application of the change in inventory method and in the allocation of pension costs to the Company’s segments. The effect of these changes is an increase in Segment Operating Profit of $9 million and an increase in Retained corporate costs and other of $1 million.

The following notes relate to Segment Operating Profit:

(b)         Segment Operating Profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on Segment Operating Profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital.  The most directly comparable GAAP financial measure to Segment Operating Profit is earnings from continuing operations before income taxes.  The Company presents Segment Operating Profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from Segment Operating Profit to earnings from continuing operations before income taxes is included in the tables above.